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                                                                    Exhibit 15.1


June 1, 2004

Koger Equity, Inc.
225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim consolidated financial information of Koger Equity, Inc. and subsidiaries for the periods ended March 31, 2004 and 2003, and have issued our report thereon dated May 4, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

West Palm Beach, Florida